Exhibit 4.39

ADDENDUM TO THE OPERATOR AGREEMENT

among

SOCIÉTÉ DES MINES DE MORILA SA

ANGLOGOLD SERVICES MALI SA

ANGLOGOLD ASHANTI LIMITED

and

MINING INVESTMENTS (JERSEY) LIMITED

TABLE OF CONTENTS

1.	PARTIES	1
2.	INTERPRETATION	1
3.	INTRODUCTION	3
4.	TERMINATION OF ANSER’S APPOINTMENT	4
5.	MI’S APPOINTMENT	4
6.	DURATION	4
7.	STAFF	5
8.	APPLICABLE CLAUSES OF THE AGREEMENT	6
9.	CESSION	6
10.	DOMICILIUM	6

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ADDENDUM TO THE OPERATOR AGREEMENT

1.	PARTIES
1.1	SOCIÉTÉ DES MINES DE MORILA SA
1.2	ANGLOGOLD SERVICES MALI SA
1.3	ANGLOGOLD ASHANTI LIMITED
1.4	MINING INVESTMENTS (JERSEY) LIMITED
2.	INTERPRETATION
2.1

Save for those referred to in clause 2.2 below, the definitions contained in clause 2 of the Operator Agreement (“the Agreement”) signed by Morila and Anser on 29 May 2000 shall apply mutatis mutandis to this Addendum.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“AGA”	AngloGold Ashanti Limited, a company duly registered and incorporated in terms of the company laws of the Republic of South Africa
“Commencement Date”	15 February 2008, or such later date as the Parties may agree in writing

“MI”	Mining Investments (Jersey) Limited, a company duly registered and incorporated in terms of the company laws of Jersey, the Channel Islands
“the Parties”	collectively, Morila, Anser and MI
“Reimbursable Costs”

the total of all costs, reasonably and necessarily incurred by MI, its servants, agents and/or employees in connection with and/or arising from the provision of the Services, including (without limitation):

(i)       a portion of all salaries, wages, bonuses and/or emoluments paid by MI to its employees who are employed in connection with and/or for the purposes of the provision of the Services, pro rated on the basis set out in clause 3.2 of Schedule 3.2;

(ii)      all taxes, workmen’s compensation premiums and other insurance premiums, and all costs associated with the employment of such employees, including (but not limited to) foreign service allowances and travelling expenses in respect of which MI is liable in respect of its employees;

(iii)     the charges of Outside Consultants and Outside Firms who shall deliver services and/or sell goods or commodities to Morila, paid by MI;

(iv)     the costs of Special Investigation Work carried out by MI, or, if carried out by an Outside Consultant or Outside Firm, paid by MI; and

(v)      the cost of materials and other goods and/or services supplied by any third Party in connection with the provision of the Services paid by MI

“Signature Date”	the date of last signature of this Addendum
“Special Investigation Work”

undertaking on behalf of Morila and in respect of the Project of special feasibility and/or other studies, surveys, reports or any other work of a similar nature undertaken by MI or an Outside Consultant or Outside Firm, appointed by MI in terms of the Agreement

2.3	Clauses 2.3 to 2.6 of the Agreement shall apply mutatis mutandis to this Addendum.
3.	INTRODUCTION
3.1	Morila and Anser wish to terminate Anser’s appointment as operator of the Mine.
3.2	Morila wishes to appoint MI as the new operator of the Mine.

3.3	In terms of clause 20.3 of the Agreement, the Parties wish to record their agreement in writing.
4.	TERMINATION OF ANSER’S APPOINTMENT

Notwithstanding the provisions of clause 6.1 of the Agreement, Morila hereby terminates Anser’s appointment as operator of the Mine, which termination is effective from the Commencement Date

5.	MI’S APPOINTMENT
5.1	Morila hereby appoints MI to be the operator of the Mine in respect of the Project on the terms and conditions set out in the Agreement as read with this Addendum.
5.2	MI hereby accepts the appointment.
5.3	The provisions of clause 5.2 of the Agreement shall apply mutatis mutandis to MI.
6.	DURATION
6.1

Notwithstanding the Signature Date, MI’s appointment as stated in clause 5 above shall commence on the Commencement Date and shall, subject to clause 6.2, terminate on the final termination of the Exploitation Permit (it being recorded that the Parties may from time to time request the State to extend the duration of the Exploitation Permit), or on the giving of 12 (twelve) calendar months’ written notice by either Morila or MI to the other, provided that no such notice shall be given by MI to expire before 12 (twelve) months after the Commencement Date.

6.2

In the event that MI, or any of its subsidiaries, or its holding company, shall cease for whatever reason beneficially to own a minimum of 40% of the issued share capital of Morila (“the Change of Control Event”), Morila shall be entitled to terminate the Agreement, as read with this Addendum, on the giving of not less than 1 (one) calendar months’ written notice to MI, provided that such notice shall be given by not later than 3 (three) calendar months after such Change of Control Event.

7.	STAFF
7.1

The Parties specifically record that the current employees at Morila, i.e. the AGA employees that have been seconded (“the Seconded Employees”) to the Mine, the expatriates on fixed term contracts (“the fixed term expatriate employees”) and the Morila S.A permanent national employees (“the national employees”), render services that are invaluable to the operation of the Mine. In the event that AGA wishes to make offers of alternative employment to any of the Seconded Employees after the Commencement Date (“the Withdrawn Employees”), it shall give 3 (three) month’s written notice of such offer, and shall provide a list of potential candidates whose qualifications and experience are the same as, or similar to, those of the Withdrawn Employee, to replace the Withdrawn Employee.

7.2

MI reserves the right to request AGA to withdraw any or all of the Seconded Employees, and shall make such request in writing to AGA. AGA shall be obliged to withdraw the aforementioned Seconded Employees within 1 (one) month of receiving the written notice referred to in this clause 7.2 from MI.

8.	APPLICABLE CLAUSES OF THE AGREEMENT

Clauses 7 to 14, and 17 to 20 of the Agreement, and Schedules 3.1 and 3.2 thereto, shall apply mutatis mutandis to this Addendum, and all references therein to Anser shall be deemed to be references to MI.

9.	CESSION

MI shall be entitled to cede and assign all of its right, title and interest in and to the Agreement, as read with this Addendum, to any company which shall be its subsidiary, or to its holding company.

10.	DOMICILIUM
10.1	The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

10.1.1	Morila	Randgold Resources Mali SARL
Faladié
6448 Avenue de l’OUA
BPE 1160
Bamako
Mali
Telefax nr: +00223 2 21 8187
For the attention of the Company Secretary

10.1.2	Anser	76 Jeppe Street
Newtown
Johannesburg
Republic of South Africa
Telefax nr: +27 11 637-6108
For the attention of the Company Secretary

10.1.3	AGA	76 Jeppe Street
Newtown
Johannesburg
Republic of South Africa
Telefax nr: +27 11 637-6108
For the attention of the Company Secretary

10.1.4	MI	La Motte Chambers
St Helier
Jersey
Channel Islands
Telefax nr: +44 1534 735 444
For the attention of the Company Secretary

10.2	Clauses 16.2 to 16.5 of the Agreement shall apply mutatis mutandis to this Addendum.

THUS DONE and SIGNED at Johannesberg on this the 3rd day of April 2008.

For: SOCIÉTÉ DES MINES DE MORILA SA
by
/s/ D.H. Diering
Duly authorised

THUS DONE and SIGNED at Bamako on this the 24th day of April 2008.

For: ANGLOGOLD SERVICES MALI SA
by
/s/ M. Diallo
Duly authorised

THUS DONE and SIGNED at Johannesberg on this the 22 day of March 2008.

For: ANGOGOLD ASHANTI LIMITED
by
/s/ S. Venkatarrishnan
Duly authorised

THUS DONE and SIGNED at Morita on this the 21 day of April 2008.

For: MINING INVESTMENTS (JERSEY) LIMITED
by
/s/ D. M. Bristow
Duly authorised